UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

lululemon athletica inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY SUPPLEMENT

Supplemental Information Regarding the 2026 Annual Meeting of Stockholders
Scheduled to Be Held Virtually on June 25, 2026
at 8:00 a.m., Pacific Time

This proxy supplement (this “proxy supplement”) supplements the definitive proxy statement dated May 18, 2026 (the “proxy statement”) of lululemon athletica inc. (the “company”), furnished in connection with the solicitation of proxies by the board of directors of the company (the “board”) for use at our 2026 annual meeting of stockholders, to be held virtually on June 25, 2026 at 8:00 a.m., Pacific Time (including any adjournments, postponements or continuations thereof, the “annual meeting”). The record date for the determination of the stockholders who are entitled to vote at the annual meeting has not changed as a result of the supplemental information provided herein and remains the close of business on April 30, 2026. The proxy statement and accompanying WHITE proxy card were first mailed to stockholders on or about May 18, 2026. This proxy supplement, which should be read in conjunction with the proxy statement, is dated June 5, 2026.

Cooperation Agreement

On May 26, 2026, we entered into a cooperation agreement (the “cooperation agreement”), by and between the company and Dennis J. “Chip” Wilson, Anamered Investments Inc., LIPO Investments (USA), Inc., Wilson 5 Foundation, Wilson 5 Foundation Management Ltd., Five Boys Investments ULC, Shannon Wilson, Low Tide Properties Ltd. and House of Wilson Ltd. (collectively with their affiliates, “Wilson”).

Pursuant to the cooperation agreement, the board will (i) appoint Laura Gentile and Marc Maurer to the board as independent directors, effective immediately following the annual meeting; (ii) increase the size of the board in connection therewith; and (iii) take all necessary steps to appoint an additional new independent director with apparel product and brand expertise to the board by October 1, 2026, subject to the approval of Mr. Wilson, not to be unreasonably withheld, conditioned or delayed. Each of Ms. Gentile and Mr. Maurer has signed a conditional letter of resignation, which would become effective upon the earlier of (a) the termination of certain obligations of the company to Wilson and (b) the termination of the cooperation agreement. In addition, one additional incumbent director will not stand for reelection at the 2027 annual meeting.

Furthermore, pursuant to the cooperation agreement, the company will recommend that stockholders vote in favor of Mr. Wilson’s (non-binding) proposal to declassify the board at the annual meeting (Proposal No. 5) and, if such proposal is approved by stockholders, the company will submit for stockholder approval at the 2027 annual meeting a proposal to amend the company’s restated certificate of incorporation to fully declassify the structure of the board and provide for the annual election of directors, effective as of the 2028 annual meeting.

The cooperation agreement also contains voting commitments, standstill, non-disparagement and other customary provisions.

The cooperation agreement will terminate on the date that is 30 calendar days prior to the deadline under the company’s bylaws for the submission of stockholder nominations of director candidates for election to the board at the 2028 annual meeting, unless earlier terminated in accordance with its terms.

Voting of Proxies

As a result of Wilson having withdrawn its notice regarding the nomination of director candidates pursuant to the cooperation agreement, votes for any of Ms. Gentile, Eric Hirshberg or Mr. Maurer on any proxy card submitted by stockholders will be disregarded. If you have already submitted a WHITE proxy card and you do not wish to change your vote, you do not have to take any further action. Previously submitted WHITE proxy cards will continue to be voted in accordance with the stockholder’s instructions (other than with respect to votes for any of Ms. Gentile, Mr. Hirshberg, or Mr. Maurer, which will be disregarded). The board recommends that you not sign, return or vote on any gold proxy card previously sent to you by or on behalf of Mr. Wilson.

The board unanimously recommends that you vote “FOR” the election of the three (3) company nominees, Chip Bergh, Esi Eggleston Bracey and Teri List, on the WHITE proxy card.

If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the voting instruction form, to vote your shares in line with the board’s recommendations on the voting instruction form, whether or not you plan to attend the annual meeting. This proxy supplement and other materials related to the annual meeting are also posted free of charge on our website https://corporate.lululemon.com/ by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab and are available from the SEC free of charge at its website, www.sec.gov.

If you have any questions or require any assistance with voting your shares, please contact:

1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (888) 785-6617
Email: info@okapipartners.com

Election of Directors

The company’s bylaws provide that directors will be elected by a plurality of the votes cast in an election of directors if, as of the record date for the applicable meeting of stockholders, the number of nominees for election exceeds the number of directors to be elected.

As previously disclosed in the proxy statement, Mr. Wilson previously provided notice to the company of his intent to nominate director candidates for election at the annual meeting. Pursuant to the cooperation agreement, Mr. Wilson has withdrawn such nomination notice.

Because the number of nominees for election exceeded the number of directors to be elected as of the record date for the annual meeting, the election of directors at the annual meeting will continue to be conducted under a plurality voting standard in accordance with the company’s bylaws. Accordingly, the nominees receiving the highest number of votes properly cast at the annual meeting will be elected.